Exhibit 99.1

First Foundation Announces 2017 Financial Results

•	Earnings per share of $0.06 for the fourth quarter of 2017 and $0.78 for the full year
•	Non-GAAP fully diluted earnings per share of $0.25 for the fourth quarter of 2017
•	Revenue growth of 23% in 2017
•	Loan growth of 36% and deposit growth of 42% in 2017

IRVINE, CA – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), announced today its financial results for the quarter and year ended December 31, 2017. As we present certain non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Use of Non-GAAP Financial Measures.”

For the fourth quarter, earnings per fully diluted share of $0.06 were impacted by a $5.4 million tax charge, attributable to the remeasurement of the net deferred tax asset as a result of the reduced corporate tax rate under the federal tax law enacted on December 22, 2017, formally known as the Tax Cuts and Jobs Act, and $2.6 million of costs (offset by a corresponding $1.1 million tax benefit) related to the acquisition of Community 1st Bank (“C1B”), which was completed during the fourth quarter of 2017. Excluding these items, non-GAAP fully diluted earnings per share in the fourth quarter of 2017 would have been $0.25.

“2017 was another year of strong growth as both Wealth Management and Banking experienced record amounts of revenues and increased efficiencies,” said Scott F. Kavanaugh, CEO of First Foundation. “Wealth Management AUM grew to $4.3 billion and the pretax margin increased to 13%, while the efficiency ratio at the Bank improved to 55%. We are very pleased with the performance of key areas of our business and feel like we are well-positioned for another year of growth in 2018.”

Highlights

Financial Results:

•	2017 compared to 2016:
o	Total revenues were $152.3 million, an increase of 23%
o	Net interest income was $113.6 million, an increase of 27%
o	Income before taxes was $50.6 million, an increase of 32%
o	Earnings were $27.6 million, an increase of 18%
o	Earnings per fully diluted share were $0.78, compared to $0.70 in 2016
•	2017 fourth quarter compared to 2016 fourth quarter:
o	Total revenues were $42.6 million, an increase of 31%
o	Net interest income was $31.2 million, an increase of 25%
o	Income before taxes was $13.0 million, an increase of 23%
o	Earnings were $2.3 million
o	Earnings per fully diluted share were $0.06
•	2017 Financial ratios:
o	Return on average equity of 8.5% for 2017
o	Return on average assets of 0.70% for 2017
o	Efficiency ratio of 61.1% for the fourth quarter and 63.3% for the full year

Exhibit 99.1

Other Activity:

•	Assets under management (“AUM”) at FFA increased by $709 million in 2017 and totaled $4.3 billion at December 31, 2017
•	Deposits increased by $1.02 billion in 2017, including $412 million from the acquisition of C1B
•	Loan originations totaled $1.72 billion in 2017
•	Loan balances increased by $1.01 billion, including $227 million from the acquisition of C1B
•	$453 million of loans were sold in 2017, with a gain of $7.0 million realized
•

The acquisition of PBB Bancorp and Premier Business Bank was announced on December 19, 2017. Subject to regulatory and PBB Bancorp shareholder approval, we expect the acquisition to close  in the second quarter of 2018.

•	Executive management team expanded with the appointment of Bob Sjogren, EVP, General Counsel

“We were able to experience strong growth in our revenues and improvements in our efficiencies in spite of a tight interest rate spread environment,” said David DePillo, President of FFB. “Our credit quality remains strong as we experienced no credit losses in 2017 and our non-performing assets remain at low levels.”

Details of Growth

•

The $709 million growth in AUM during 2017 was the result of $399 million of new accounts and $431 million of portfolio gains which were partially offset by terminations and net withdrawals of $121 million.

•

Total loans, including loans held for sale, increased $1.01 billion in 2017 as a result of $1.72 billion of originations, $227 million obtained in the acquisition of C1B and $8 million of purchases which were partially offset by the sale of $453 million of multifamily loans and payoffs or scheduled payments of $491 million.

•	The $1.02 billion growth in deposits during 2017 is due to a $267 million increase in specialty deposits, a $240 million increase in branch deposits and $412 million from the acquisition of C1B.

“We added $709 million in wealth management assets during the year, while we were able to enhance our profitability and make investments in our platform to better serve our clients and drive organic growth,” said John Hakopian, President of FFA.

Management Outlook for 2018

Our current expectation for the expected full year 2018 is as follows:

•	Loan originations consistent with 2017 levels
•	Maintaining the ratio of the allowance for loan losses to loans at current levels
•	Deposit growth between 15% and 20%, excluding any deposits obtained from acquisitions
•	Net yield on interest earning assets between 2.80% and 2.95%
•	Efficiency levels consistent with 2017 results (excluding any one-time acquisition costs)

The expectations outlined above are based on, among other things, our management’s assumption that the Federal Reserve Board will increase rates twice during 2018.

Exhibit 99.1

About First Foundation

First Foundation, a financial institution founded in 1990, provides personal banking, business banking and private wealth management. The Company has offices in California, Nevada and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

We have two business segments, “Banking” and “Investment Management and Wealth Planning” (“Wealth Management”). Banking includes the operations of FFB and First Foundation Insurance Services, and Wealth Management includes the operations of FFA. The financial position and operating results of the stand-alone holding company, FFI, are included under the caption “Other” in certain of the tables that follow, along with any consolidation elimination entries.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk that shareholders of PBB Bancorp may fail to approve the consummation of the acquisition, or that other conditions to the closing of the acquisition may not be satisfied on a timely basis or at all; the risk that the costs associated with the PBB Bancorp acquisition, which will be incurred whether or not the acquisition successfully closes, may be higher than we expect; the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that we will not be able to continue our internal growth rate; the risk that we will not be able to access the securitization market on favorable terms or at all; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; risks associated with changes in income tax laws and regulations including, but not limited to, under the federal tax law enacted on December 22, 2017, formally known as the Tax Cuts and Jobs Act; and risks associated with seeking new client relationships and maintaining existing client relationships. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2016 Annual Report on Form 10-K for the fiscal year ended December 31, 2016 that we filed with the SEC on March 15, 2017, and other documents we file with the SEC from time to time. We urge readers of this news release to review the Risk Factors section of that Annual Report and the Risk Factors section of other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2016 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Exhibit 99.1

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS - Unaudited

(in thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
ASSETS

Cash and cash equivalents	$120,394	$597,946
Securities available-for-sale (“AFS”)	519,364	509,578
Loans held for sale	154,380	250,942

Loans, net of deferred fees	3,663,727	2,555,709
Allowance for loan and lease losses (“ALLL”)	(18,400)	(15,400)
Net loans	3,645,327	2,540,309

Investment in FHLB stock	19,060	33,750
Deferred taxes	12,143	16,811
Premises and equipment, net	6,581	6,730
Real estate owned (“REO”)	2,920	1,734
Goodwill and intangibles	33,576	2,177
Other assets	27,440	15,426
Total Assets	$4,541,185	$3,975,403

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$3,443,527	$2,426,795
Borrowings	678,000	1,250,000
Accounts payable and other liabilities	24,707	14,344
Total Liabilities	4,146,234	3,691,139

Commitments and contingencies	-	-
Shareholders’ Equity
Common Stock, par value $.001: 70,000,000 shares authorized; 38,207,766 and 32,719,632 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	38	16
Additional paid-in-capital	314,501	232,428
Retained earnings	85,503	57,065
Accumulated other comprehensive income (loss), net of tax	(5,091)	(5,245)
Total Shareholders’ Equity	394,951	284,264

Total Liabilities and Shareholders’ Equity	$4,541,185	$3,975,403

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016

Interest income:
Loans	$33,998	$23,718	$121,707	$85,080
Securities	3,227	3,358	12,407	12,781
FHLB Stock, fed funds sold and deposits	686	1,291	2,687	2,781
Total interest income	37,911	28,367	136,801	100,642

Interest expense:
Deposits	5,340	2,722	17,443	8,916
Borrowings	1,346	641	5,740	2,277
Total interest expense	6,686	3,363	23,183	11,193

Net interest income	31,225	25,004	113,618	89,449

Provision for loan losses	900	1,800	2,762	4,681

Net interest income after provision for loan losses	30,325	23,204	110,856	84,768

Noninterest income:
Asset management, consulting and other fees	7,038	6,257	26,710	24,384
Gain on sale of loans	2,717	574	7,029	7,812
Gain (loss) on capital markets activities	-	-	-	(1,043)
Other income	1,621	755	4,980	3,407
Total noninterest income	11,376	7,586	38,719	34,560

Noninterest expense:
Compensation and benefits	13,703	11,867	56,558	48,574
Occupancy and depreciation	4,302	3,195	15,396	11,978
Professional services and marketing costs	2,572	2,017	7,687	9,825
Other expenses	8,084	3,112	19,335	10,617
Total noninterest expense	28,661	20,191	98,976	80,994

Income before taxes on income	13,040	10,599	50,599	38,334
Taxes on income	10,767	4,082	23,017	15,031
Net income	$2,273	$6,517	$27,582	$23,303

Net income per share:
Basic	$0.06	$0.20	$0.80	$0.72
Diluted	$0.06	$0.19	$0.78	$0.70
Shares used in computation:
Basic	36,890,085	32,668,318	34,482,630	32,365,800
Diluted	37,500,952	33,788,114	35,331,059	33,471,816

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Selected Income Statement Data:
Net interest income	$31,225	$25,004	$113,618	$89,449
Provision for loan losses	900	1,800	2,762	4,681
Noninterest Income:
Asset management, consulting and other fees	7,038	6,257	26,710	24,384
Gain on sale of loans	2,717	574	7,029	7,812
Gain (loss) on capital markets activities	-	-	-	(1,043)
Other	1,621	755	4,980	3,407
Noninterest expense	28,661	20,191	98,976	80,994
Income before taxes	13,040	10,599	50,599	38,334
Net income	2,273	6,517	27,582	23,303
Net income per share:
Basic	$0.06	$0.20	$0.80	$0.72
Diluted	0.06	0.19	0.78	0.70

Selected Performance Ratios:
Return on average assets - annualized	0.21%	0.80%	0.70%	0.80%
Return on average equity - annualized	2.5%	9.1%	8.5%	8.4%
Net yield on interest-earning assets	2.97%	3.11%	2.93%	3.13%
Efficiency ratio (1)	61.1%	62.0%	63.3%	65.3%
Noninterest income as a % of total revenues	26.7%	23.3%	25.4%	27.9%

Other Information:
Loan originations	$495,952	$447,340	$1,721,931	$1,770,511
Charge-offs (recoveries) / average loans - annualized	0.00%	0.00%	(0.01)%	(0.01)%

(1)	Efficiency Ratio: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION - Unaudited

(in thousands, except share and per share amounts and percentages)

	December 31, 2017	December 31, 2016
Selected Balance Sheet Data:
Cash and cash equivalents	$120,394	$597,946
Loans held for sale	154,380	250,942
Loans, net of deferred fees	3,663,727	2,555,709
Allowance for loan and lease losses (“ALLL”)	(18,400)	(15,400)
Total assets	4,541,185	3,975,403
Noninterest-bearing deposits	1,097,196	661,781
Interest-bearing deposits	2,346,331	1,765,014
Borrowings	678,000	1,250,000
Shareholders’ equity	394,951	284,264

Selected Capital Data:
Tangible common equity to tangible assets(2)	8.02%	7.10%
Tangible book value per share(2)	$9.46	$8.62
Shares outstanding at end of period	38,207,766	32,719,632

Other Information:
Assets under management (end of period)	$4,296,077	$3,586,672
Number of employees	394	335
Loan to deposit ratio	110.9%	115.7%
Nonperforming assets to total assets	0.31%	0.25%
Ratio of ALLL to loans(3)	0.54%	0.60%

(2)	Tangible common equity. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this press release.
(3)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.

FIRST FOUNDATION INC.

SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Banking:
Interest income	$37,912	$28,367	$136,801	$100,642
Interest expense	6,468	3,363	22,530	11,193
Net interest income	31,444	25,004	114,271	89,449
Provision for loan losses	900	1,800	2,762	4,681
Noninterest income	5,380	2,327	16,016	13,832
Noninterest expense	22,484	14,676	73,990	58,422
Income before taxes on income	$13,440	$10,855	$53,535	$40,178

Wealth Management:
Noninterest income	$6,221	$5,431	$23,556	$21,348
Noninterest expense	5,141	4,696	20,469	19,232
Income before taxes on income	$1,080	$735	$3,087	$2,116

Other and Eliminations:
Interest income	$-	$-	$-	$-
Interest expense	218	-	653	-
Net interest income	(218)	-	(653)	-
Noninterest income	(226)	(172)	(853)	(620)
Noninterest expense	1,036	819	4,517	3,340
Income before taxes on income	$(1,480)	$(991)	$(6,023)	$(3,960)

FIRST FOUNDATION INC.

ROLLING INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017

Interest income:
Loans	$23,718	$26,491	$29,982	$31,236	$33,998
Securities	3,358	3,031	3,126	3,023	3,227
FHLB Stock, fed funds sold and deposits	1,291	838	544	619	686
Total interest income	28,367	30,360	33,652	34,878	37,911

Interest expense:
Deposits	2,722	3,192	4,012	4,899	5,340
Borrowings	641	1,110	1,745	1,539	1,346
Total interest expense	3,363	4,302	5,757	6,438	6,686

Net interest income	25,004	26,058	27,895	28,440	31,225

Provision for loan losses	1,800	69	1,092	701	900

Net interest income after provision for loan losses	23,204	25,989	26,803	27,739	30,325

Noninterest income:
Asset management, consulting and other fees	6,257	6,215	6,557	6,900	7,038
Gain on sale of loans	574	300	2,050	1,962	2,717
Gain (loss) on capital markets activities	-	-	-	-	-
Other income	755	1,268	1,090	1,001	1,621
Total noninterest income	7,586	7,783	9,697	9,863	11,376

Noninterest expense:
Compensation and benefits	11,867	14,755	13,983	14,117	13,703
Occupancy and depreciation	3,195	3,414	3,879	3,801	4,302
Professional services and marketing costs	2,017	3,429	207	1,479	2,572
Other expenses	3,112	3,111	4,144	3,996	8,084
Total noninterest expense	20,191	24,709	22,213	23,393	28,661

Income before taxes on income	10,599	9,063	14,287	14,209	13,040
Taxes on income	4,082	2,950	4,671	4,629	10,767
Net income	$6,517	$6,113	$9,616	$9,580	$2,273

Net income per share:
Basic	$0.20	$0.19	$0.29	$0.28	$0.06
Diluted	$0.19	$0.18	$0.28	$0.27	$0.06
Shares used in computation:
Basic	32,668,318	32,805,010	33,623,671	34,565,949	36,890,085
Diluted	33,788,114	33,961,220	34,564,319	35,259,632	37,500,952

FIRST FOUNDATION INC.

ROLLING SEGMENT REPORTING - Unaudited

(in thousands)

	For the Quarter Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Banking:
Interest income	$28,367	$30,360	$33,652	$34,877	$37,912
Interest expense	3,363	4,277	5,575	6,210	6,468
Net interest income	25,004	26,083	28,077	28,667	31,444
Provision for loan losses	1,800	69	1,092	701	900
Noninterest income	2,327	2,516	4,165	3,955	5,380
Noninterest expense	14,676	18,331	15,842	17,333	22,484
Income before taxes on income	$10,855	$10,199	$15,308	$14,588	$13,440

Wealth Management:
Noninterest income	$5,431	$5,457	$5,745	$6,133	$6,221
Noninterest expense	4,696	5,190	5,042	5,096	5,141
Income before taxes on income	$735	$267	$703	$1,037	$1,080

Other and Eliminations:
Interest income	$-	$-	$-	$-	$-
Interest expense	-	(25)	182	228	218
Net interest income	-	(25)	(182)	(228)	(218)
Noninterest income	(172)	(190)	(213)	(224)	(226)
Noninterest expense	819	1,188	1,329	964	1,036
Income before taxes on income	$(991)	$(1,403)	$(1,724)	$(1,416)	$(1,480)

FIRST FOUNDATION INC.

SELECTED INFORMATION: INTEREST MARGIN - Unaudited

(in thousands, except percentages)

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016

Average Balances:
Loans	$3,584,283	$2,620,615	$3,277,530	$2,263,292
Securities	502,477	526,644	498,198	525,480
Total interest-earnings assets	4,208,592	3,219,269	3,871,669	2,853,398
Deposits: interest-bearing	2,274,163	1,666,499	2,101,702	1,444,449
Deposits: noninterest-bearing	1,244,750	757,897	943,749	650,956
Borrowings	367,701	530,357	532,914	507,025

Average Yield / Rate
Loans	3.79%	3.62%	3.71%	3.76%
Securities	2.57%	2.55%	2.49%	2.43%
Total interest-earnings assets	3.60%	3.52%	3.53%	3.53%
Deposits (interest-bearing only)	0.93%	0.65%	0.83%	0.62%
Deposits (noninterest and interest-bearing)	0.60%	0.45%	0.57%	0.43%
Borrowings	1.45%	0.48%	1.08%	0.45%
Total interest-bearing liabilities	1.00%	0.61%	0.88%	0.57%

Net Interest Rate Spread	2.60%	2.91%	2.65%	2.95%

Net Yield on Interest-earning Assets	2.97%	3.11%	2.93%	3.13%

	For the Quarter Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017

Average Balances:
Loans	$2,620,615	$2,932,011	$3,240,755	$3,345,159	$3,584,283
Securities	526,644	511,962	496,896	481,741	502,477
Total interest-earnings assets	3,219,269	3,516,207	3,822,758	3,930,860	4,208,592
Deposits: interest-bearing	1,666,499	1,916,422	2,054,400	2,157,282	2,274,163
Deposits: noninterest-bearing	757,897	700,613	809,129	1,013,753	1,244,750
Borrowings	530,357	634,422	679,055	454,273	367,701

Average Yield / Rate:
Loans	3.62%	3.62%	3.70%	3.73%	3.79%
Securities	2.55%	2.37%	2.52%	2.51%	2.57%
Total interest-earnings assets	3.52%	3.46%	3.52%	3.55%	3.60%
Deposits (interest-bearing only)	0.65%	0.68%	0.78%	0.90%	0.93%
Deposits (noninterest and interest-bearing)	0.45%	0.49%	0.56%	0.61%	0.60%
Borrowings	0.48%	0.71%	1.03%	1.34%	1.45%
Total interest-bearing liabilities	0.61%	0.68%	0.84%	0.98%	1.00%

Net Interest Rate Spread	2.91%	2.78%	2.68%	2.57%	2.60%

Net Yield on Interest-earning Assets	3.11%	2.96%	2.92%	2.90%	2.97%

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income:

2017 Fourth Quarter Non GAAP Fully Diluted Earnings Per Share Disclosure Reconciliation

(dollars in thousands)	Amounts presented under GAAP	Adjustments	Non-GAAP Disclosure

Net income before adjustments	$2,273	$-	$2,273
Adjustments
Tax rate change impact on deferred taxes	-	5,414	5,414
Acquisition costs	-	2,640	2,640
Tax benefit of acquisition costs	-	(1,097)	(1,097)
Adjusted net income	$2,273	$6,957	$9,230

Earnings per share:
Fully diluted earnings per share	$0.06		$0.25
Diluted shares outstanding	37,500,952		37,500,952

In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•

The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income and excludes one-time items of income or expense. For the quarter and year ended December 31, 2017, $2.6 million of acquisition costs were excluded from noninterest expenses for purposes of this computation.

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Tangible common equity (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $33.6 million and $2.2 million of goodwill and intangible assets as of December 31, 2017 and December 31, 2016, respectively. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of capital ratios.

Discussion of Changes in Results of Operations and Financial Position

Quarter Ended December 31, 2017 as Compared to Quarter Ended December 31, 2016

Our net income and income before taxes in the fourth quarter of 2017 were $2.3 million and $13.0 million, respectively, as compared to $6.5 million and $10.6 million, respectively, in the fourth quarter of 2016. The $2.4 million increase in income before taxes was the result of a $2.6 million increase in income before taxes for Banking and a $0.3 million increase in income before taxes for Wealth Management which were partially offset by a $0.5 million increase in corporate expenses. The increase in Banking was due to higher net interest income, a lower provision for loan losses and higher noninterest income which was partially offset by higher noninterest expenses. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expenses. Corporate interest expenses are related to the holding company line of credit which did not exist in 2016. Included in corporate noninterest expenses are $0.1 million of costs incurred related to the acquisition of C1B.

In the fourth quarter of 2017, we recorded a $5.4 million tax charge, attributable to the remeasurement of the net deferred tax asset as a result of the reduced corporate tax rate under the Tax Cuts and Jobs Act enacted in the fourth quarter of 2017. As a result, our effective tax rate for the fourth quarter of 2017 was 82.6% as compared to 38.5% for the fourth quarter of 2016, and as compared to a statutory rate of approximately 41.5%. During the fourth quarters of 2017 and 2016, we realized 58 and 233 basis point reductions in our effective tax rate, respectively, related to excess tax benefits resulting from the exercise of stock awards.

Net interest income for Banking increased 26% from $25.0 million in the fourth quarter of 2016, to $31.4 million in the fourth quarter of 2017 due to a 31% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 2.91% in the fourth quarter of 2016 to 2.60% in the fourth quarter of 2017 was due to an increase in the cost of interest-bearing liabilities from 0.61% in the fourth quarter of 2016 to 1.00% in the fourth quarter of 2017 which was partially offset by an increase in yield on total interest-earning assets from 3.52% in the fourth quarter of 2016 to 3.60% in the fourth quarter of 2017. The yield on interest-earning assets increased as a result of an increase in the yield on loans and a higher proportion of higher yielding loans which were partially offset by lower yields on and lower levels of FHLB stock holdings. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates, and increased costs of borrowings as the average rate on FHLB advances increased from 0.48% in the fourth quarter of 2016 to 1.28% in the fourth quarter of 2017. In addition, the Company had outstanding borrowings on its holding company line of credit during the fourth quarter of 2017.

The provision for loan losses in the fourth quarter of 2017 was $0.9 million as compared to $1.8 million in the fourth quarter of 2016 as the growth in outstanding loans in the fourth quarter of 2017, excluding loans acquired in the acquisition of C1B, was 27% less than the growth in loans in the fourth quarter of 2016.

Noninterest income in Banking was $3.1 million higher in the fourth quarter of 2017 as compared to the fourth quarter of 2016. During the fourth quarter of 2017, we realized $2.7 million in gains on the sale of $167 million of multifamily loans, while in the fourth quarter of 2016, we realized $0.6 million of gains on the sale of $41 million of multifamily loans. In addition, loan related fees, including loan servicing fees, were $0.7 million higher in the fourth quarter of 2017 as compared to the fourth quarter of 2016 due to increased balances of loans serviced for others and increased loan activity. Noninterest income for Wealth Management increased by $0.8 million in the fourth quarter of 2017 when compared to the corresponding period in 2016 due to higher levels of AUM.

Noninterest expense in Banking increased from $14.7 million in the fourth quarter of 2016 to $22.5 million in the fourth quarter of 2017 due to $2.5 million of one-time costs related to the acquisition of C1B, increases in staffing and costs associated with the Bank’s expansion, including the acquisition of C1B and the growth of its balances of loans and deposits. Compensation and benefits for Banking increased $1.3 million or 16% during the fourth quarter of 2017 as compared to the fourth quarter of 2016 as the number of full time equivalent employees (“FTE”) in Banking increased to 332.2 from 272.0 as a result of the increased staffing related to the C1B acquisition, the December 2016 acquisition of two branches and additional personnel added to support the growth in loans and deposits. A $1.0 million increase in occupancy and depreciation for Banking in the fourth quarter of 2017 as compared to the fourth quarter of 2016 was due to costs related to the C1B acquisition, the December 2016 acquisition of two branches and increases in our data processing costs due to increased volumes and the implementation of enhancements. Litigation related costs for Banking were $0.3 million higher in the fourth quarter of 2017 as compared to the fourth quarter of 2016 due to costs associated with outstanding litigation matters. The $5.0 million increase in other expenses in Banking in the fourth quarter of 2017 as compared to the fourth quarter of 2016 was due to $2.5 million of one-time costs related to the acquisition of C1B and a $2.8 million increase in customer service costs related to the increases in noninterest demand deposits. The increase in noninterest expense for Wealth Management was due to a $0.4 million increase in compensations and benefits related to a 9% increase in FTE and cost of living increases.

2017 as Compared to 2016

Our net income and income before taxes in 2017 were $27.6 million and $50.6 million, respectively, as compared to $23.3 million and $38.3 million, respectively, in 2016. The increase in income before taxes was the result of a $13.4 million increase in income before taxes for Banking and a $1.0 million increase in income before taxes for Wealth Management, which were partially offset by a $2.1 million increase in corporate expenses. The increase in Banking was due to higher net interest income, a lower provision for loan losses and higher noninterest income which were partially offset by higher noninterest expenses. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expense. The increase in Wealth Management was due to higher noninterest income which was partially offset by higher noninterest expenses. Corporate interest expenses are related to the holding company line of credit which did not exist in 2016. Corporate noninterest expenses increased in 2017 by $1.4 million when compared to 2016 due to costs related to strategic activities, including the Company’s at the market stock offering and acquisition related activities, higher charitable contributions and other increases in costs, including legal and marketing.

In the fourth quarter, we recorded a $5.4 million tax charge, attributable to the remeasurement of the net deferred tax asset as a result of the reduced corporate tax rate under the Tax Cuts and Jobs Act enacted in the fourth quarter of 2017. As a result, the effective tax rate for 2017 was 45.5% as compared to 39.2% for 2016, and as compared to a statutory rate of approximately 41.5%. During 2017 and 2016, we realized 743 and 267 basis point reductions in our effective tax rate, respectively, related to excess tax benefits resulting from the exercise of stock awards.

Net interest income for Banking increased 28% from $89.4 million in 2016, to $114.3 million in 2017 due to a 36% increase in interest-earning assets, which was partially offset by a decrease in our net interest rate spread. The decrease in the net interest rate spread from 2.95% in 2016 to 2.65% in 2017 was due to an increase in the cost of interest-bearing liabilities. The yield on interest-earning assets was 3.53% for both 2017 and 2016 as a decrease in the yield on loans due to prepayments of higher yielding loans and the addition of loans at market rates in the latter half of 2016 which were lower than the then-current yield on our loan portfolio were offset by an increase in the proportion of higher yielding loans to total assets in 2017. The cost of interest-bearing liabilities increased from 0.57% to 0.88% due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates and increased costs of borrowings as the average rate on FHLB advances increased from 0.45% in 2016 to 0.98% in 2017. In addition, the Company borrowed on its holding company line of credit during 2017.

The provision for loan losses in 2017 was $2.8 million as compared to $4.7 million in 2016. During 2017, we realized $0.2 million of recoveries and experienced improving credit trends in our criticized loans.

Noninterest income in Banking increased $2.2 million from $13.8 million in 2016 to $16.0 million in 2017. During 2016, we realized $7.8 million in gains on the sale of multifamily loans and $1.0 million in losses from capital activities as compared to $7.0 million in gains on sales of loans during 2017. In addition, loan related fees, including loan servicing fees, were $1.8 million higher in 2017 as compared to 2016 due to increased balances of loans serviced for others and increased loan activity. Noninterest income for Wealth Management increased by $2.2 million when compared to 2016 due to higher levels of AUM.

Noninterest expense in Banking increased from $58.4 million in 2016 to $74.0 million in 2017 due to $2.5 million of one-time costs related to the acquisition of C1B, increases in staffing and costs associated with the Bank’s expansion, including the acquisition of C1B and the growth of its balances of loans and deposits, which was partially offset by lower legal costs. Compensation and benefits for Banking increased $6.3 million or 19% during 2017 as compared to 2016 as the number of FTE in Banking increased to 310.9 from 260.2 as a result of the increased staffing related to the C1B acquisition, the December 2016 acquisition of two branches and additional personnel added to support the growth in loans and deposits. A $3.3 million increase in occupancy and depreciation for Banking in 2017 as compared to 2016 was due to costs associated with our expansion into additional corporate space, the C1B acquisition, the December 2016 acquisition of two branches, the opening of new offices during 2016 and increases in our data processing costs due to increased volumes and the implementation of enhancements. Litigation related costs for Banking were $2.8 million lower in 2017 as compared to 2016 due to the reimbursement in 2017 from our insurance providers of $1.8 million of previously incurred legal costs and costs incurred for a trial in 2016. The $8.6 million increase in other expenses in Banking in the 2017 as compared to 2016 was due to $2.5 million of one-time costs related to the acquisition of C1B, a $5.4 million increase in customer service costs related to the increases in noninterest demand deposits and a $0.4 million increase in FDIC insurance fees. The increase in noninterest expense for Wealth Management was due to a $1.3 million increase in compensations and benefits related to a 6% increase in FTE and cost of living increases.

Quarter Ended December 31, 2017 as Compared to Quarter Ended September 30, 2017

Our net income and income before taxes in the fourth quarter of 2017 were $2.3 million and $13.0 million, respectively, as compared to $9.6 million and $14.2 million, respectively, in the third quarter of 2017.

Income before taxes for Banking decreased by $1.1 million, while income before taxes for Wealth Management and corporate expenses were consistent with the third quarter amounts. The decrease in Banking was due to a higher provision for loan losses and higher noninterest expenses which were partially offset by a higher net interest income and higher noninterest income.

In the fourth quarter, we recorded a $5.4 million tax charge, attributable to the remeasurement of the net deferred tax asset as a result of the reduced corporate tax rate under the Tax Cuts and Jobs Act enacted in the fourth quarter of 2017. As a result, the effective tax rate for the fourth quarter of 2017 was 82.6% as compared to 32.6% for the fourth quarter of 2016, and as compared to a statutory rate of approximately 41.5%. During the fourth and third quarters of 2017, we realized 58 and 976 basis point reductions in our effective tax rate, respectively, related to excess tax benefits resulting from the exercise of stock awards.

Net interest income for Banking increased 10% from $28.7 million in the third quarter of 2017 to $31.4 million in the fourth quarter of 2017 due to a 7% increase in interest-earning assets and an increase in the net interest rate spread from 2.57% to 2.60%. The net yield on interest earning assets increased from 2.90% in the third quarter of 2017 to 2.97% in the fourth quarter of 2017 as the increase in yield on interest earning assets, from 3.55% to 3.60%, was only partially offset by an increase in the cost of interest-bearing liabilities, from 0.98% to 1.00%. The yield on interest earning assets increased due to an increase in the yield on loans from 3.73% to 3.79% as the yield on originations is higher than the current yield on the existing loan portfolio. The increase in the cost of interest-bearing liabilities was due to increased costs of interest-bearing deposits, resulting from increases in deposit market rates.

The provision for loan losses in the fourth quarter of 2017 was $0.9 million as compared to $0.7 million in the third quarter of 2017 due to slightly higher growth in outstanding loans in the fourth quarter of 2017 as compared to the third quarter of 2017.

Noninterest income in Banking increased from $4.0 million in the third quarter of 2017 to $5.4 million in the fourth quarter of 2017 as we realized $2.7 million and $2.0 million in gains on the sale of multifamily loans in the fourth and third quarter of 2017, respectively. In addition, loan related fees, including loan servicing fees, were $0.6 million higher in the fourth quarter of 2017 as compared to the third quarter of 2017.

Noninterest expense in Banking increased from $17.3 million in the third quarter of 2017 to $22.5 million in the fourth quarter of 2017. A $0.4 million increase in occupancy and depreciation for Banking in the fourth quarter of 2017 as compared to the third quarter of 2017 was due to costs related to the C1B acquisition and increases in our data processing costs due to increased volumes and the implementation of enhancements. Litigation related costs for Banking were $0.9 million higher in the fourth quarter of 2017 as compared to the fourth quarter of 2016 due to costs associated with outstanding litigation matters and the reimbursement in the third quarter of 2017 from our insurance providers of previously incurred legal costs. A $4.0 million increase in other expenses in Banking in the fourth quarter of 2017 as compared to the third quarter of 2017 was due to $2.5 million of one-time costs related to the acquisition of C1B, a $0.6 million increase in customer service costs related to the increases in noninterest demand deposits, a $0.2 million increase in FDIC insurance costs due to increased deposit levels and a $0.2 million increase in core deposit intangible amortization costs.

Changes in Financial Position

During 2017, total assets increased by $566 million as the growth of our loans, including loans acquired in the acquisition of C1B, was offset by the elimination of additional borrowings of $550 million that occurred as of December 31, 2016. Loans and deposits balances acquired in the C1B acquisition were $227 million and $412 million, respectively. Cash and cash equivalents decreased by $478 million due primarily to the payoff of the additional borrowing. Loans and loans held for sale increased by $1.01 billion as a result of $1.7 billion of originations, loans acquired from C1B and $8 million of purchases which were partially offset by the sale of $453 million of multifamily loans and payoffs or scheduled payments of $491 million. Deposits increased by $1.02 billion as a result of deposits acquired from C1B and as our specialty deposits and branch deposits increased by $267 million and $240 million, respectively. Borrowings decreased by $572 million due primarily to the payoff of the additional borrowings. During 2017, the Company sold 1.4 million shares of its common stock through its at-the-market offering at an average price of $16.83 per share, generating net proceeds of $22.8 million, and borrowed $50 million on its holding company line of credit. The Company contributed $59.7 million as a result of the acquisition of C1B and $65 million in cash to the Bank during 2017.

Our credit quality remains strong as our ratio of non-performing assets to total assets is at 0.31% at December 31, 2017. We realized net recoveries of $0.2 million during 2017 and the ratio of the allowance for loan and lease losses to loans, excluding loans acquired in acquisitions, was 0.54% at December 31, 2017.